Exhibit 10.2

BUSINESS COMBINATION AGREEMENT

24 October 2013

TABLE OF CONTENT

1.	ANNOUNCEMENT OF THE TAKEOVER OFFER; PRESS STATEMENTS	6
2.	LAUNCH OF THE TAKEOVER OFFER	6
3.	SUPPORT OF THE TAKEOVER OFFER BY THE COMPANY AND MUTUAL ACTIONS TO SUPPORT THE TRANSACTION	8
4.	REASONED STATEMENT BY THE COMPANY’S CORPORATE BODIES ON THE TAKEOVER OFFER	9
5.	REGULATORY APPROVALS, OTHER FILINGS AND CO- OPERATION	11
6.	BUSINESS STRATEGY	12
7.	ORGANISATIONAL STRUCTURE AND HEADQUARTERS	13
8.	WORKFORCE AND EMPLOYEES	14
9.	BRANDS	14
10.	CORPORATE GOVERNANCE	14
11.	CORPORATE MEASURES	15
12.	APPROVAL BY CORPORATE BODIES	15
13.	EFFECTIVENESS, TERM AND TERMINATION	16
14.	ASSIGNMENT; COSTS	17
15.	NOTICES	17
16.	MISCELLANEOUS	18

INDEX OF DEFINED TERMS

Defined Term	Section

Affiliate	16.5(d)
Agreement	Caption
BaFin	2.1
Bidder	Caption
Bond Offer	Preamble F
Bond Offers	Preamble F
Business Combination	Preamble D
Business Day	16.5(b)
Celesio Group	Preamble A
Celesio Shares	Preamble A
Closing	3.1
Company	Caption
Competing Offer	3.1(a)
Confidential information regarding the other Party	16.1(c)
Convertible Bond 2014	Preamble F
Convertible Bond 2018	Preamble F
Convertible Bonds	Preamble F
DPLTA	6.2(b)
Financing	16.2
Financing Sources	16.2
Foreign Investment Clearance	2.5(b)
Haniel-Shares	Preamble C
Management Board	1.3
McKesson Group	Preamble B
Offer Announcement	1.1(a)
Offer Conditions	2.5
Offer Document	1.3
Offer Price	2.3
Parent	Caption
Parties	Caption
Party	Caption
Reasoned Statement	4.1
Recommendation Requirements	4.3
Shareholder	Preamble C
SPA	Preamble E
Stock Corporation Act	3.5(b)
Subsidiary	16.5(c)
Superior Offer	4.3(b)
Supervisory Board	1.3
Takeover Act	Preamble D
Takeover Offer	Preamble D
Transaction	Preamble D
Transformation Act	11

This Business Combination Agreement (also referred to as the Agreement) is on 24 October 2013 entered into between

Dragonfly GmbH & Co. KGaA (the Bidder),

and

McKesson Corporation (the Parent)

and

Celesio AG (the Company),

the Bidder, the Parent and the Company hereinafter also collectively referred to as the Parties and individually as a Party.

PREAMBLE

A.	The Company is a German stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its corporate seat in Stuttgart, Germany, and its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, and is registered in the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Stuttgart under HRB 9517 (together with its Subsidiaries from time to time, hereinafter referred to as Celesio Group). The Company’s share capital amounts to EUR 217,728,000.00 and is divided into 170,100,000 no-par value registered shares (auf den Namen lautende Stückaktien ohne Nennbetrag – all shares issued by the Company from time to time the Celesio Shares). The Celesio Shares are listed – inter alia – on the regulated market (Prime Standard) of the Frankfurt Stock Exchange (ISIN: DE000CLS1001).

B.	The Bidder is a German partnership limited by shares (Kommanditgesellschaft auf Aktien) with registered office at Eschenheimer Anlage 1, 60316 Frankfurt am Main, Germany, and registered in the commercial register of Frankfurt am Main under HRB 97726 and is an indirect wholly-owned subsidiary of the Parent. The Parent is a company organized under the laws of Delaware, having its headquarters at One Post Street, San Francisco, California, USA (the Parent together with its Subsidiaries from time to time hereinafter referred to as McKesson Group).

C.

Franz Haniel & Cie. GmbH is a German limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, having its corporate seat in Duisburg, and its registered office at Franz-Haniel-Platz 1, 47119 Duisburg, Germany, and is registered in the commercial register at the Local Court of Duisburg under HRB 25 (the

Shareholder). The Shareholder is a shareholder of the Company and holds a total of 85,058,505 Celesio Shares, representing approximately 50.01% of the Company’s outstanding share capital (the shares held by the Shareholder in the Company being referred to as the Haniel-Shares).

D.	With a view to mutually strengthen the business of each other, the Parties intend to bring about a business combination of Celesio Group and McKesson Group (the Business Combination) by the Bidder making a voluntary public cash takeover offer (Übernahmeangebot) (the Takeover Offer) within the meaning of section 29 (1) of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – Takeover Act) to the shareholders of the Company for all Celesio Shares (the Transaction). The Parties believe that the Transaction is in the best interest of both Celesio Group and McKesson Group and their respective shareholders. This Agreement sets forth the principal terms and conditions of the Transaction as well as the mutual intentions and understandings of the Parties with regard thereto, the future organisational and corporate governance structure of the Company and the business strategy to be pursued by the Business Combination.

E.	The Bidder and the Parent are simultaneously with entering into this Agreement also entering into a share purchase agreement with the Shareholder (the SPA) pursuant to which (i) the Shareholder has agreed to sell and transfer to the Bidder the Haniel-Shares and the Bidder has accepted such sale and transfer, and (ii) the Bidder has undertaken, inter alia, to make the Takeover Offer, both subject to signing of this Agreement and the provisions set out in greater detail in said SPA.

F.	Parallel to the Takeover Offer, the Bidder will also announce and make voluntary public offers to acquire from all holders for a consideration in cash (i) all outstanding convertible bonds in the nominal aggregate amount of EUR 350 million due October 2014 (ISIN: DE000A1AN5K5, WKN: A1AN5K) which are convertible into new or existing no par value ordinary registered shares of the Company (each such bond a Convertible Bond 2014) and (ii) all outstanding convertible bonds in the nominal aggregate amount of EUR 350 million due April 2018 (ISIN: DE000A1GPH50, WKN: A1GPH5) which are convertible into new or existing no par value ordinary registered shares of the Company (each such bond a Convertible Bond 2018 and together with the Convertible Bond 2014 the Convertible Bonds) in accordance with the terms of such offers (each a Bond Offer and together the Bond Offers). The cash consideration in the Bond Offers shall be equal to EUR 53,117.78 for each Convertible Bond 2014 with a par value of EUR 50,000 and EUR 120,798.32 for each Convertible Bond 2018 with a par value of EUR 100,000. The Bond Offers will be subject only to the conditions set out in section 2.5 hereof.

NOW THEREFORE, the Parties hereby agree as follows:

1. ANNOUNCEMENT OF THE TAKEOVER OFFER; PRESS STATEMENTS

1.1	Immediately after the signing of this Agreement and of the SPA,

(a)	the Bidder will publish the decision regarding the launch of the Takeover Offer, also stating the offered consideration, pursuant to section 10 Takeover Act (the Offer Announcement) as set forth in Annex 1.1 (a); and

(b)	the Company shall publish an ad hoc announcement pursuant to section 15 (1) of the German Securities Trading Act (Wertpapierhandelsgesetz) as set forth in Annex 1.1 (b).

1.2	Promptly after the Bidder’s publication of the Offer Announcement pursuant to section 1.1 (a) and the Company’s publication of the ad hoc announcement pursuant to section 1.1 (b), the Company and the Parent shall issue each a press release in respect of the Transaction as set forth in Annex 1.2.

1.3	In the ad hoc announcement pursuant to section 1.1 (b) and the press release pursuant to section 1.2 it shall be reflected that the management board of the Company (Vorstand – the Management Board) and the supervisory board of the Company (Aufsichtsrat – the Supervisory Board) welcome and, subject to a review of the published offer document within the meaning of section 11 Takeover Act (the Offer Document), support the Takeover Offer and the members of the Management Board shall state their intention to accept the Takeover Offer for the Celesio Shares held by them (if any).

1.4	The Company hereby agrees that the Bidder will disclose the material content of this Agreement as part of the Offer Document as well as in press releases by the Bidder and the Parent issued in connection with the Takeover Offer (in addition to the press release referred to in section 1.2). Conversely, the Bidder hereby agrees that the Company will disclose the material content of this Agreement in press releases made by it in connection with the Transaction (in addition to the press release referred to in section 1.2), as well as in the statements of its corporate bodies pursuant to section 27 Takeover Act regarding the Takeover Offer.

2. LAUNCH OF THE TAKEOVER OFFER

2.1	The Bidder will prepare the Offer Document in accordance with the provisions of the Takeover Act and the Takeover Act Offer Ordinance (Angebotsverordnung) and in accordance with the terms of this Agreement in reasonable cooperation and consultation with the Company and its advisors. In relation thereto, the Bidder will give the Company and its advisors the opportunity to review and comment upon the Offer Document prior to each submission of the Offer Document to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleitungsaufsicht – BaFin). In case of dispute on the content of the Offer Document and any document relating thereto, the Bidder, acting reasonably, shall have the ultimate decision right. The same shall apply to any amendment to the Offer Document the Bidder is required to publish in connection with the Takeover Offer.

2.2	The Bidder will submit the Offer Document to BaFin within the statutory submission period pursuant to section 14 (1) Takeover Act. The Bidder shall not request an extension of the normal statutory submission period (four weeks).

2.3	The consideration offered for the Celesio Shares in the Takeover Offer will be a cash consideration in the amount of EUR 23.00 (in words: twentythree) per Celesio Share (the Offer Price), subject to any increases made either voluntarily or in accordance with the provisions of the Takeover Act (including any claims under section 31 (3) to (6) Takeover Act).

2.4	The Bidder will publish the Offer Document without undue delay after approval by BaFin.

2.5	The Takeover Offer will only be subject to the following conditions (the Offer Conditions):

(a)	the clearance of the Transaction by the competent merger control authorities listed in Annex 2.5(a);

(b)	the Transaction has not been prohibited by the German Federal Ministry of Economics and Technology (Bundeswirtschaftsministerium) pursuant to the provisions of the German Foreign Trade Act (Außenwirtschaftsgesetz) and German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (the Foreign Investment Clearance); and

(c)	a minimum acceptance threshold of 75% of the sum of (i) the Celesio Shares issued at the end of the acceptance period of the Takeover Offer (disregarding any conversions of any Convertible Bonds in Celesio shares) and (ii) 33,176,282 shares (being the number of shares that would result from the conversion of all Convertible Bonds) has been reached, provided that for the calculation of the number of shares for which the Takeover Offer or the Bond Offer have been accepted, or are held by, are attributed to or have been purchased by the Bidder, the Convertible Bond 2018 shall be counted with 52.521 Celesio Shares per EUR 1,000 in nominal capital of such Convertible Bond 2018 for which the Bond Offer has been accepted or which are held by, are attributed to or have been purchased by the Bidder and the Convertible Bond 2014 shall be counted with 46.189 Celesio Shares per EUR 1,000 in nominal capital of such Convertible Bond 2014 for which the Bond Offer has been accepted or which are held by, are attributed to or have been purchased by the Bidder.

2.6	The Bidder shall be entitled to waive any and all of the Offer Conditions in whole or part.

2.7	The Takeover Offer will provide for an initial acceptance period of six weeks.

3. SUPPORT OF THE TAKEOVER OFFER BY THE COMPANY AND MUTUAL ACTIONS TO SUPPORT THE TRANSACTION

3.1	The Company hereby undertakes that from the day of signing this Agreement to the earlier of (i) the termination of the Agreement and (ii) the consummation of the Takeover Offer (the Closing) it will refrain (which includes that its Management Board will refrain), and will procure that any other member of the Celesio Group will refrain (which includes that the members of the representative bodies (Vertretungsorgane) of such members of the Celesio Group will refrain), from initiating any measures or steps which may adversely affect the success or the timely completion of the Takeover Offer or the intentions of the Bidder or the Parent set forth herein. In particular, neither the Company nor any other member of the Celesio Group shall, directly or indirectly:

(a)	solicit or initiate a competing public offer for Celesio Shares by a third party (a Competing Offer), or another transaction, proposal or approach, that if implemented would be reasonably likely to adversely affect the success or the timely completion of the Takeover Offer or the intentions of the Bidder or the Parent set forth herein or any proposal or approach in relation thereto; and

(b)	enter into any communications, discussions, negotiations, correspondence or arrangements – unless being approached without the Company’s solicitation – or make any confidential documents relating to Celesio Group or its business available with a view to soliciting or supporting any Competing Offer or any other transaction that if implemented would be reasonably likely to adversely affect the success or the timely completion of the Takeover Offer or the intentions of the Bidder or the Parent set forth herein or any proposal or approach in relation thereto.

3.2	During the period from the date of the signing of the Agreement to the earlier of (i) the termination of the Agreement and (ii) the Closing, the Company shall:

(a)	in all material respects, carry on its business in the ordinary course, consistent with past practice and, in particular, refrain from

(i)	entering into joint ventures, partnerships or other forms of co-operations with third parties, if these transactions could jeopardise the success of the Takeover Offer; and

(ii)	purchasing, selling, acquiring, transferring or encumbering material assets (including investments in intangible assets, fixed assets or financial assets) having an aggregate value exceeding

EUR 200 million, either directly or indirectly, by way of a merger or another form of transformation, takeover, acquisition, transfer, disposal or similar transaction with one or more third parties or disposing of any such assets in another manner;

(b)	use reasonable commercial efforts to keep available the services of its current managers and employees; and

(c)	preserve its relationships with customers, suppliers and other parties having business deals with them.

3.3	The Bidder shall promptly notify the Company of the occurrence of any circumstance which would be reasonably likely to result in the non-compliance with any of the Parent’s and/or the Bidder’s obligations under this Agreement, or which would otherwise be reasonably likely to have a negative impact on the completion of the Transaction.

3.4	The Company shall promptly notify the Bidder of the occurrence of any circumstance which would be reasonably likely to result in the non-compliance with any of the Company’s obligations under this Agreement, or which would otherwise be reasonably likely to have a negative impact on the completion of the Transaction or the Bond Offers. In addition, the Company shall inform the Bidder immediately if it has been approached by a third party in relation to a Competing Offer or other transactions that if implemented would be reasonably likely to adversely affect the success or the timely completion of the Takeover Offer or the intentions of the Bidder or the Parent set forth herein or has gained otherwise knowledge about any proposal for a Competing Offer or any such transaction.

3.5	Nothing in this section 3 shall prevent the Company or the Management Board from:

(a)	providing information duly requested or required by a regulatory authority; and

(b)	following receipt of a proposal or approach in relation to a Competing Offer made by a third party without the Company’s solicitation, taking any action to the extent that to do so would be required in order for them to comply with their fiduciary duties under German law, in particular, the duty of care and loyalty under section 93 German Stock Corporation Act (Aktiengesetz – Stock Corporation Act).

4. REASONED STATEMENT BY THE COMPANY’S CORPORATE BODIES ON THE TAKEOVER OFFER

4.1	Without undue delay and in any case within two weeks from the publication of the Offer Document the Management Board and the Supervisory Board shall (i) prepare a statement required pursuant to section 27 of the Takeover Act (the Reasoned Statement) and (ii) publish the Reasoned Statement pursuant to sections 27 (3), 14 (3) of the Takeover Act.

4.2	The Company will give the Bidder, the Parent and their advisors the opportunity to review and comment on the Reasoned Statement prior to its publication. In case of dispute on the content of the Reasoned Statement and any document relating thereto, the Company, acting reasonably, shall have the ultimate decision right. The same shall apply to any amendment to the Reasoned Statement of the Management Board and the Supervisory Board.

4.3	The Company will use its best efforts, subject to applicable law, that the Management Board and the Supervisory Board shall confirm in their Reasoned Statement that, in their opinion, (a) the Takeover Offer is in the best interest of the Company, (b) the consideration for the Takeover Offer is fair, adequate and attractive, (c) the actual consequences of a successful Takeover Offer are in the best interest of the Company, its employees and their representations, the employment conditions and the locations of the Company and (d) that – as far as set forth in this Agreement – they approve the intentions of the Bidder and that, therefore, the Management Board and the Supervisory Board support the Takeover Offer and recommend to accept it. Such support and recommendation shall be subject to the following (together the Recommendation Requirements):

(a)	the Takeover Offer complies with the offer terms agreed in this Agreement;

(b)	no Competing Offer in relation to all Celesio Shares with reasonable chances of success and providing for more beneficial terms than the Takeover Offer (a Superior Offer) has been launched by a third party or – in case of the launch of such a Superior Offer – the Bidder has matched such more beneficial terms within five (5) Business Days from publication of the offer document relating to such Superior Offer;

(c)	the financing of the Takeover Offer having been confirmed by a corresponding financing confirmation pursuant to section 13 (1) of the Takeover Act; and

(d)	no other circumstance existing that would cause the members of the Management Board and/or Supervisory Board to violate their duties under applicable law, including any obligations of the members of the Management Board and/or the Supervisory Board to observe their duty of care and fiduciary duty towards the Company, including their obligations under sections 27 and 33 Takeover Act and under sections 76, 93 and 116 Stock Corporation Act.

4.4	From the date of this Agreement, as long as the Recommendation Requirements remain fulfilled, the Company will use its best efforts, subject to applicable law, that the Management Board and the Supervisory Board will:

(a)	not withdraw or amend adversely to Bidder and Parent, or withdraw their intention to give, the Reasoned Statement;

(b)	not do any act, including making any public statement, which is (i) contrary to the Reasoned Statement or implementation of the Takeover Offer or (ii) recommending that its shareholders take or consider taking any action that could prevent, adversely affect or delay the implementation of the Takeover Offer; and

(c)	not recommend (or agree or resolve to recommend) a Competing Offer.

5. REGULATORY APPROVALS, OTHER FILINGS AND CO-OPERATION

5.1	The Bidder will file for the required merger control clearance in the jurisdictions listed in Annex 2.5(a) without undue delay after the date hereof. The filing shall be made by the Bidder on behalf of all parties involved (except to the extent not permitted under applicable law), provided that they shall require the prior written approval of the Company where the Company is obliged to make a filing. All filing fees or other disbursements in connection with the merger control clearance shall be borne by the Bidder (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any person or party other than the Parent and the Bidder).

5.2	In order to obtain clearance by the competent merger control authorities in the jurisdictions listed in Annex 2.5(a), the Bidder, the Parent and the Company shall co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filing and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law and take all other procedural actions (other than offering remedies to mitigate competition concerns by a relevant competition authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. In connection with the merger control proceedings, the Parent, the Bidder and the Company shall (i) promptly provide each other with copies of any material written communication (or written summaries of any material non-written communication), (ii) contact, or communicate with, any competent authority only after consultation with the other Party, (iii) promptly inform each other in advance of the time and place of any meetings and conferences with the competent authorities and (iv) give each other and their respective advisors the opportunity to participate in all such meetings or conferences. In exchanging or conveying information, submissions, correspondence and communications, the Parent, the Bidder and the Company shall designate competitively or commercially sensitive information, which shall be redacted from the version shared with the other Party. Such non-confidential versions shall be supplied without undue delay and the exchange of any competitively or commercially sensitive information shall be limited to lawyers and/or outside counsel provided that such exchange shall be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges.

5.3	Sections 5.1 and 5.2 shall apply mutatis mutandis to the Foreign Investment Clearance pursuant to section 2.5(b).

5.4	The Parent, the Bidder and the Company shall co-operate in all respects with each other, and keep each other informed in all material respects with respect to any communication given or received, in connection with any filing, submission, investigation or proceeding relating to the Transaction or the Bond Offers. The Company agrees to provide, and to cause its Subsidiaries to provide, in each case as legally permitted, financial and other pertinent information relating to the Company and its business to the extent reasonably requested by the Parent in connection with the Parent and the Bidder obtaining and marketing financing to be used in connection with the Business Combination.

5.5	The Company shall support the Bidder and the Parent to comply with any notification and/or filing obligations of the Parent under U.S. security and other laws due to the listing of the Parent shares on the New York Stock Exchange and provide the Parent timely with any information and data required to properly prepare any such notification and/or filing.

6. BUSINESS STRATEGY

6.1	Joint strategic objectives

(a)	By effecting the Transaction, the Parties intend to create one of the largest and leading integrated pharmaceutical distribution groups globally with a leading presence in major American and European markets.

(b)	The complementary global footprints of Celesio Group and McKesson Group will serve as platform for further growth in Europe and emerging/“pharmerging” markets. Both, the Company and the Parent will be maintained as separate corporate holding entities in the combined group and Celesio Group will be operated as a separate operating segment. The Celesio Group and the McKesson Group will have aligned but functionally separate business divisions and responsibilities.

(c)	The Company and the Parent intend to pool their resources, particularly in the areas of

(i)	IT;

(ii)	financial resources;

(iii)	internationalisation; and

(iv)	pharmacy retail and distribution;

in a manner which fuels further expansion and ensures that each benefits to a maximum extent from the know-how, specialty capabilities and experience of the other in the relevant area.

(d)	The Company and the Parent intend to combine their purchasing activities globally and believe that this will lead to significant procurement synergies. The combination will initially focus on the procurement of pharmaceuticals but is intended to be extended to further areas.

6.2	Continuation and support of Company strategy

(a)	The Parent and the Bidder acknowledge that the Company pursues a defined and successful strategy based on the following initiatives:

(i)	set-up and implementation of end-to-end supply chain;

(ii)	rollout of European Pharmacy Network; and

(iii)	regional expansion in existing and new markets, namely in Europe and Brazil.

(b)	The Parent and the Bidder intend to fully support this strategy and the Company and the Management Board in its implementation. Save for the potential conclusion of a domination and/or profit and loss transfer agreement with the Bidder in the meaning of section 291 (1) Stock Corporation Act (DPLTA), the strategy for Celesio Group’s business and its execution remain the responsibility of the Management Board with regard to all areas in which Celesio Group currently conducts business. The Parent and the Bidder intend to maintain and support the Celesio Group as a leading supplier of integrated pharmaceutical distribution and pharmacy solutions in Europe and Brazil.

7. ORGANISATIONAL STRUCTURE AND HEADQUARTERS

7.1	As of 1 June 2012, the Company has changed its organisational and reporting structure from a divisional to a functional organisation throughout the Celesio Group which covers the functions (i) marketing and sales, (ii) operations, (iii) governance functions and (iv) support functions.

7.2	The Parent and the Bidder are aware of this organisational structure of the Company and agree that this structure is appropriate and effective for the Company’s business going forward. Save for possible changes after implementation of any DPLTA, squeeze-out, merger squeeze-out or integration, the Parent and the Bidder intend not to cause the Company to significantly change or amend the functional organisational structure and to support all changes and amendments in the organisation of entities of the Celesio Group which are required to fully implement this organisational structure.

7.3	The Parent and the Bidder confirm their intention to maintain the legal domicile of the Company as well as the locations of its important operations (wesentliche Unternehmensteile).

8. WORKFORCE AND EMPLOYEES

8.1	The Parent and the Bidder view the Business Combination, which is intended to create a platform for further growth of the Parties, as an opportunity for growth and further development also for the Company’s employees and other stakeholders. Given the Company’s multinational structure in a number of diverse countries and markets, including in markets in which the Parent and the Bidder do not yet have any exposure or expertise, the Parent and the Bidder heavily rely on the competence and commitment of the Company’s employees.

8.2	The Parent and the Bidder undertake not to cause the Company to take any actions that would lead to a change of the existing level and status of co-determination in the Supervisory Board.

9. BRANDS

The Parent and the Bidder acknowledge that the Company owns several strong brands in certain countries with a high degree of brand awareness by the respective markets and customers. The Parties agree that the names and logos / trademarks of the following brands will not change after the implementation of the Transaction:

(a)	the name of the Company; and

(b)	the operative brands and company names used by the Celesio Group on a regional level in the countries in which the Company is active, e.g. the brand “Lloyd’s Pharmacy”.

10. CORPORATE GOVERNANCE

10.1	Supervisory Board

The Supervisory Board shall continue to consist of twelve (12) members, save for any changes required by law. Immediately following the resignation of incumbent members from the Supervisory Board as agreed in the SPA or otherwise, the Management Board will apply to the Local Court of Stuttgart for at least two persons nominated by the Bidder to be appointed as new members of the Supervisory Board.

10.2	Management Board

(a)	The Parent and the Bidder have full trust and confidence in the current members of the Management Board and have no intention to effect or initiate a change of the composition of the Management Board. The Parent and the Bidder do not intend to initiate, and have no intention to otherwise support, any action aiming at the removal of the current members of the Management Board or the termination of any corresponding service agreement. The Parent and the Bidder will fully support the Management Board and the extended management team during the integration phase following the Transaction.

(b)	Save for the potential conclusion of a DPLTA, the Management Board shall continue to manage the Company independently and exclusively in its own responsibility. Consequently, the Parent and the Bidder acknowledge that, unless a DPLTA has been concluded, the Bidder shall not issue directives to the Management Board or any of its members, and that there is no obligation on the part of the Management Board or any of its members to carry out or refrain from a legal transaction or act at the inducement of the Bidder, whether in form of a request, a demand or an instruction.

(c)	The Parent and the Bidder intend that the members of the Management Board will continue to have substantially the same areas of responsibility with regard to the Celesio business after the implementation of the Transaction.

(d)	For the avoidance of doubt, the Parent and the Bidder intend to appoint a chairman of the Management Board at some stage in the future and this could be one of the present members or an additional new member.

11. CORPORATE MEASURES

Nothing in this Agreement shall be taken to prevent any of the Parties to seek to enter into and/or to adopt resolutions in favour of any enterprise agreements pursuant to section 291 Stock Corporation Act, merger under the German Transformation Act (Umwandlungsgesetz – Transformation Act), change of corporate form under the Transformation Act, squeeze-out under the Stock Corporation Act or the Takeover Act, merger squeeze-out under the Transformation Act or integration under the Stock Corporation Act in relation to the Company and/or the Bidder. Following any merger of the Company and the Bidder, all stipulations herein on rights and obligations of the Company shall apply to the merged company mutatis mutandis.

In the event of the implementation of any such DPLTA, squeeze-out, merger squeeze-out or integration, nothing in this Agreement shall hinder the Bidder, the Parent or another member of McKesson Group to require or to take steps to implement measures which are directed at fully realising synergy effects from the Business Combination or optimising the tax structure or realising tax benefits of the combined group.

12. APPROVAL BY CORPORATE BODIES

12.1	The Bidder and the Parent hereby confirm that their respective competent corporate bodies have agreed to concluding and executing this Agreement. No further approval or permission is required on the Parent’s and Bidder’s part for concluding and executing this Agreement.

12.2	The Company hereby confirms that its competent corporate bodies have agreed to concluding and executing this Agreement and that no further approval or permission is required on the Company’s part for concluding and executing this Agreement.

13. EFFECTIVENESS, TERM AND TERMINATION

13.1	The Agreement shall, with respect to the future operation and governance of the Business Combination, become effective upon the Closing.

13.2	The Agreement shall have a fixed term, ending twentyfour (24) months after the date of the Offer Announcement.

Any intentions expressed in this Agreement do not extend beyond the term of this Agreement.

13.3	The Agreement may be terminated with immediate effect

(a)	by the Company or the Bidder (acting in its own name and on behalf of the Parent) if the Takeover Offer lapses as result of non-satisfaction of the Offer Conditions unless the Bidder has approached the Company within four (4) Business Days from non-satisfaction of the Offer Conditions with a view to consent to a new takeover offer for the Company and the Company has agreed to a consequent offer within four (4) further Business Days;

(b)	by the Company in the following cases:

(i)	the Offer Document has not been published within thirtyfive (35) Business Days from signing of this Agreement;

(ii)	the Offer Price offered in the Takeover Offer is lower than the Offer Price agreed in section 2.3;

(iii)	the Takeover Offer contains completion conditions that materially differ from those specified in section 2.5;

(iv)	the intentions of the Parent and/or the Bidder as published in the Offer Document with regard to the strategy of the Parent and/or the Bidder differ materially from those set forth in this Agreement, unless such difference has been requested by BaFin as a condition for clearance of the Takeover Offer;

(v)	a Superior Offer has been launched by a third party and the Bidder has not amended the Takeover Offer to match such Superior Offer in the period set out in section 4.3 (b); or

(vi)	the Parent or the Bidder have breached any material provision of this Agreement;

(c)	by the Bidder (in its own name and on behalf of the Parent) in the following cases:

(i)	the Company has breached any material provision of this Agreement; or

(ii)	the Management Board and/or the Supervisory Board do not issue, or withdraw the Reasoned Statement other than due to the Bidder and/or the Parent failing to comply with the Recommendation Requirements pursuant to sections 4.3 (a) and 4.3 (c).

13.4	Notice of any termination must be given in writing and must be made within ten (10) Business Days after the terminating Party having become aware of the event triggering a termination right. In the event of termination of this Agreement, this Agreement shall have no further effect save for those provisions the surviving of which is expressly agreed on in this Agreement (and which shall remain in full force and effect) but without prejudice to the accrued rights of each Party upon termination.

13.5	The right to terminate this Agreement for good cause (aus wichtigem Grund) shall remain unaffected. Good cause shall exist where the terminating Party, taking into account all circumstances of the specific case and weighing the interests of the Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (section 314 (1) sentence 1 of the German Civil Code (Bürgerliches Gesetzbuch)).

14. ASSIGNMENT; COSTS

14.1	Any rights under this Agreement may only be assigned with the prior written consent of the other Parties.

14.2	Each Party shall bear its own fees and expenses with regard to the Business Combination and the conclusion of this Agreement.

15. NOTICES

Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, by courier, by telefax or by email (provided that receipt of the email is promptly confirmed by telefax or email which the receiving Party shall be confirming without undue delay after receipt of such email) to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Parties in the same manner:

(a)	if to the Bidder and/or the Parent:

McKesson Corporation Attn. General Counsel One Post Street San Francisco, CA 94104 USA

Fax no.: +1 415 983 9369

with copy to (which copy shall not constitute notice hereunder):

Linklaters LLP

Attn. Peter Erbacher and Stephan Oppenhoff

Mainzer Landstraße 16

60325 Frankfurt

Germany

Fax no.: +49 69 71003333

Email: peter.erbacher@linklaters.com

stephan.oppenhoff@linklaters.com

(b)

if to the Company:

Celesio AG

Attn. Management Board

Neckartalstraße 155

70376 Stuttgart

Germany

Fax no.: +49 711 5001 590

with copy to (which copy shall not constitute notice hereunder):

Freshfields Bruckhaus Deringer LLP

Attn. Dr. Andreas Fabritius and Dr. Arend von Riegen

Bockenheimer Anlage 44

60322 Frankfurt

Germany

Fax no.: +49 69 232664

Email: andreas.fabritius@freshfields.com

arend.vonriegen@freshfields.com

16. MISCELLANEOUS

16.1	Confidentiality:

(a)	Except for the communication set forth in section 1 of this Agreement, (i) each Party shall keep confidential and shall not disclose to any third party (other than a Subsidiary or in case of the Bidder an Affiliate, the Financing Sources (as defined below) or a professional advisor bound to this section 16.1(a) or professional confidentiality obligations provided that the disclosing Party shall remain responsible for any breach of confidentiality of such Subsidiary, Affiliate or professional advisor) the contents of, the subject matter of and the negotiations relating to this Agreement or any confidential information regarding any other Party disclosed to it in connection with the discussions preceding, or resulting in, this Agreement or its implementation.

(b)	Section 16.1(a) does not prevent any Party from disclosures required under any mandatory laws, enforceable orders by courts or public authorities or the rules and regulations of any stock exchange governing the listing of any securities of the relevant Party. In such circumstances, any disclosure shall be no more extensive in scope and nature than the minimum standard required by the relevant laws, orders, rules or regulations. If a person is so required to make any announcement of or to disclose any confidential information, the relevant Party shall promptly notify the other Party or Parties concerned, where practicable and lawful to do so, before the announcement is made or disclosure occurs and shall co-operate with the other Party or Parties regarding the timing and content of such announcement or disclosure or any action which the other Party or Parties may reasonably elect to take to challenge the validity of such requirement.

(c)	“Confidential information regarding the other Party” in this section 16.1 shall not include information that (i) is or has become known in the public domain other than through a fault of the Party obliged to hold the information confidential or of any of such Party’s Affiliates or (ii) was lawfully known to such Party or to any of such Party’s Affiliates prior to the signing date of this Agreement and which is not subject to any other confidential obligation to the other Party or Parties concerned.

(d)	The Company acknowledges that the Parent may be required by U.S. security laws to announce the signing of this Agreement and to describe the major terms and conditions of this Agreement (including the consideration payable).

(e)	The confidentiality agreement among the Parent and the Company dated 2 May 2013 (the Confidentiality Agreement) shall terminate upon the execution of this Agreement. It shall become binding again on its signatories in case this Agreement is terminated pursuant to section 13.3 hereof, provided that section II. 1 of the Confidentiality Agreement shall not become binding again if this Agreement is terminated pursuant to section 13.3(b)(v) and section 13.3(c) hereof and section II. 4. of the Confidentiality Agreement shall not become binding again if this Agreement is terminated pursuant to section 13.3(b) hereof.

16.2	Financing: The parties hereto agree that none of the lenders or other person providing, underwriting or arranging the financing for the Bidder and the Parent of the Bidder’s payment obligations resulting from its purchase of the

Haniel-Shares or its making of the Takeover Offer or the Bond Offers (the Financing, such persons the Financing Sources) is a party hereto, and none of them shall have any liability to the Company or its Affiliates relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

16.3	Severability: If any provision of this Agreement is or becomes invalid or unenforceable or if this Agreement contains a gap, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provisions shall be replaced, or the gap shall be filled by a suitable provision which to the extent permitted by law comes closest to the purpose of what the Parties intended or would have intended, given the purpose and intent of this Agreement, had they considered this aspect.

16.4	Entire Agreement, Amendments and Waivers: This Agreement contains all of the Parties’ agreements and understandings with respect to the subject matter hereof. No collateral agreements to this Agreement, whether verbally or in writing, have been entered into between the Parties. Any and all amendments to this Agreement or waivers must be made in writing, unless stricter requirements as to their form are required by mandatory law. This shall also apply to any waiver of compliance with the provisions of this section 16.4.

16.5	Interpretation, Definitions:

(a)	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation. The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(b)	The term Business Day shall mean any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or San Francisco, USA, are generally closed.

(c)	Subsidiary shall mean all subsidiaries (Tochterunternehmen) within the meaning of section 2 (6) Takeover Act of the relevant Party.

(d)	Affiliate shall mean all connected enterprises (verbundene Unternehmen) within the meaning of sections 15 et seq. Stock Corporation Act

16.6	Language: This Agreement is made in the English language.

16.7	Governing Law, Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Exclusive legal venue for all disputes arising between the Parties from or in connection with this Agreement shall, to the extent legally possible, be Frankfurt am Main, Germany.

Signature page to the Business Combination Agreement between Celesio AG, Dragonfly GmbH & Co. KGaA and McKesson Corporation dated October 24, 2013

ACCEPTED AND AGREED:

On October 24, 2013 for and on behalf of Celesio AG:

/s/ Dr. Marion Helmes	/s/ Stephan Borchert
Name: Dr. Marion Helmes Title: Speaker of the Management Board, CFO	Name: Stephan Borchert Title: Member of the Management Board

On October 24, 2013 for and on behalf of Dragonfly GmbH & Co. KGaA represented by its general partner Dragonfly Verwaltungs GmbH

/s/ John H. Hammergren
Name: John H. Hammergren Title: Attorney-in-fact

On October 24, 2013 for and on behalf of McKesson Corporation:

/s/ John H. Hammergren
Name: John H. Hammergren Title: CEO

ANNEX 1.1 (a) – Offer Announcement

Announcement of the decision to make a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) pursuant to section 10 para. 1 in conjunction with sections 29 para. 1, 34 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

Offeror:

Dragonfly GmbH & Co. KGaA

Eschenheimer Anlage 1

60313 Frankfurt am Main

Germany

registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 97726

Target:

Celesio AG

Neckartalstraße 155

70376 Stuttgart

Germany

registered with the commercial register of the local court (Amtsgericht) of Stuttgart under HRB 9517

ISIN: DE 000CLS1001

WKN: CLS 100

ISIN: DE 000A1AN5K5

WKN: A1AN5K

ISIN: DE 000A1GPH50

WKN: A1GPH5

Dragonfly GmbH & Co. KGaA (“Dragonfly”), a wholly owned subsidiary of McKesson Corporation, San Francisco, USA, decided today to make a voluntary public takeover offer to the shareholders of Celesio AG (the “Takeover Offer”) for the acquisition of their non-par-value registered shares (auf den Namen lautende Stückaktien) in Celesio AG (DE 000CLS1001; the “Celesio Shares”). Dragonfly intends to offer a consideration in cash of EUR 23.00 per Celesio Share. Dragonfly expects to make the Takeover Offer subject to completion conditions relating to certain regulatory clearances and a minimum acceptance threshold of 75% of the Celesio Shares on a fully diluted basis. Otherwise the Takeover Offer will be made on the terms and conditions set forth in the respective offer document.

Dragonfly has already entered into a share purchase agreement with Franz Haniel & Cie. GmbH for the acquisition of 50.01% of the Celesio Shares currently outstanding completion of which is only subject to conditions relating to regulatory clearances and a minimum acceptance threshold of 75% of the Celesio Shares on a fully diluted basis. In addition, Dragonfly, McKesson Corporation and Celesio AG have entered into a Business Combination Agreement with a view to strengthening their respective businesses.

Dragonfly also decided today to make separate public offers not regulated under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, (“WpÜG”)) to the holders of the convertible bonds issued by Celesio Finance B.V., namely in respect of the convertible bonds in the nominal aggregate amount of EUR 350 million due October 2014 (ISIN DE 000A1AN5K5; the “2014 Convertible Bond”) and the convertible bonds in the nominal amount of EUR 350 million due April 2018 (ISIN DE 000A1GPH50; the “2018 Convertible Bond” and together with the 2014 Convertible Bond the “Convertible Bonds”) (the “Bond Offers” and together with the Takeover Offer the “Offers”). Dragonfly intends to offer a consideration in cash of EUR 53,117.78 per 2014 Convertible Bond in a nominal amount of EUR 50,000 and EUR 120,798.32 per 2018 Convertible Bond in a nominal amount of EUR 100,000. The Bond Offers are expected to be made subject to the same completion conditions and is intended to run on the same timetable as the Takeover Offer. Otherwise the Bond Offers will be made on the terms and conditions set forth in the respective offer document.

The offer documents for the Takeover Offer and the Bond Offers (in German and a non-binding English translation) containing the detailed terms and conditions of, and other information relating to, the Takeover Offer and the Bond Offers, respectively, will be published on the internet at

http://www.GlobalHealthcareLeader.com.

The offer documents for the Offers will also be published by way of a notice of availability in the Federal Gazette (Bundesanzeiger).

Important Notice

The terms and conditions of the Takeover Offer will be published in the offer document for the Takeover Offer only after the permission by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained. Investors and holders of Celesio Shares are strongly advised to read the relevant documents regarding the Takeover Offer published by Dragonfly when they become available because they will contain important information. Investors and shareholders of Celesio AG will be able to receive these documents, when they become available, at the website http://www.GlobalHealthcareLeader.com. Upon publication, the offer document for the Takeover Offer will also be available free of charge at a specified location and will be mailed to investors and shareholders of Celesio AG free of charge upon request.

The terms and conditions of the Bond Offers will be published in the offer document for the Bond Offers on or about the time as the offer document for the Takeover Offer will be published. The Bond Offers will not be subject to the WpÜG and will not be reviewed by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin). Investors and holders of Convertible Bonds are strongly advised to read the relevant documents regarding the Bond Offers published by Dragonfly when they become available because they will contain important information. Investors and holders of Convertible Bonds of Celesio AG will be able to receive these documents, when they become available, at the website http://www.GlobalHealthcareLeader.com. Upon publication, the offer document for the Bond Offers will also be available free of charge at a specified location and will be mailed to investors and holders of Convertible Bonds free of charge upon request.

This announcement is for information purposes only and does not constitute an invitation to make an offer to sell Celesio Shares or Convertible Bonds. This announcement does not constitute an offer to purchase Celesio Shares or Convertible Bonds and is not for the purposes of Dragonfly making any representations or entering into any other binding legal commitments.

An offer to purchase Celesio Shares or Convertible Bonds will be solely made by the respective offer document which are to be published by Dragonfly in due course and is exclusively subject to their terms and conditions. The terms and conditions contained in the respective offer document may differ from the general information described in this announcement.

Shareholders of Celesio AG and holders of Convertible Bonds are strongly recommended to seek independent advice, where appropriate, in order to reach an informed decision in respect of the content of the offer document and with regard to the Takeover Offer or the Bond Offers.

The Offers will be issued exclusively under the laws of the Federal Republic of Germany, the Takeover Offer especially under the WpÜG and the Regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (“WpÜG Offer Regulation”), and certain applicable provisions of U.S. securities law. The Offers will not be executed according to the provisions of jurisdictions (including the jurisdictions of Australia, and Japan) other than those of the Federal Republic of Germany and certain applicable provisions of U.S. securities law. Thus, no other announcements, registrations, admissions or approvals of the Offers outside the Federal Republic of Germany will be filed, arranged for or granted. The shareholders of Celesio AG and holders of Convertible Bonds cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than such provisions of the Federal Republic of Germany. Any contract that will be concluded on the basis of the Offers will be exclusively governed by the laws of the Federal Republic of Germany and will to be interpreted in accordance with such laws.

Dragonfly has not approved the publication, sending, distribution, or dissemination of this announcement or any other document associated with the Offers by third parties outside the Federal Republic of Germany. Neither Dragonfly nor persons acting in concert with Dragonfly within the meaning of Section 2 para. 5 sentence 1 and sentence 3 WpÜG are in any way responsible for the compliance of the publication, sending, distribution, or dissemination of this announcement or any other document associated with the Offers by a third party outside of the Federal Republic of Germany to any jurisdiction with legal provisions other than those of the Federal Republic of Germany.

The publication, sending, distribution or dissemination of this announcement in certain jurisdictions other than the Federal Republic of Germany may be governed by laws of jurisdictions other than the Federal Republic of German in which the publication, sending, distribution or dissemination are subject to legal restrictions. Persons who are not resident in the Federal Republic of Germany or who are for other reasons subject to the laws of other jurisdictions should inform themselves of, and observe, those.

If you are a resident of the United States, please read the following:

The Offers will be made for the securities of non-US companies and will be subject to the disclosure and procedural laws, standards and practices of jurisdictions other than the US, although are intended to be made in the United States in reliance on, and compliance with, Section 14(e) of the US Securities Exchange Act of 1934 (the “Exchange Act”) and Regulation 14E thereunder, as exempted thereunder by Rule 14d-1(c).

In accordance with the intended Offers, McKesson Corporation, Dragonfly, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Celesio Shares or Convertible Bonds outside the Offers also during the period in which the Offers remain open for acceptance. If such purchases or arrangements to purchase are made they will be made outside the United States and will comply with applicable law, including the Exchange Act.

Frankfurt am Main, 24 October 2013

Dragonfly GmbH & Co. KGaA

The Board of Managing Directors

ANNEX 1.1 (b) – Ad hoc Announcement

Celesio AG – ad hoc release in accordance with § 15 of the German Securities Trading Act:

Business combination with McKesson Corporation; public takeover offer for Celesio AG of EUR 23.00 per share

Stuttgart, 24 October 2013. Today, McKesson Corporation (“McKesson”) with seat in San Francisco, USA, and Celesio AG have entered into a business combination agreement. McKesson and Celesio intend to create one of the largest and leading integrated pharmaceuticals distribution groups globally with a leading presence in major American and European markets.

Concurrently, McKesson and Dragonfly GmbH & Co. KGaA (“Bidder”), a wholly owned subsidiary of McKesson, have signed an agreement with Franz Haniel & Cie. GmbH (“Haniel”) to acquire Haniel’s majority interest (50.01%) in Celesio AG. The Bidder will launch a voluntary public takeover offer to the shareholders of Celesio AG for the acquisition of their non-par-value registered shares (auf den Namen lautende Stückaktien) in Celesio AG (ISIN DE 000CLS1001) (“Celesio Shares”) for a cash consideration of EUR 23.00 per Celesio Share. Further, the Bidder will launch public offers to the holders of convertible bonds issued by Celesio for a cash consideration of EUR 53,117.78 per EUR 50,000 nominal value of the convertible bonds due October 2014 (ISIN DE 000A1AN5K5) and a cash consideration of EUR 120,798.32 per EUR 100,000 nominal value of the convertible bonds due April 2018 (ISIN DE 000A1GPH50).

The takeover offer and the bond offers are expected to be subject to completion conditions relating to certain regulatory clearances and a minimum acceptance threshold of 75% of the Celesio Shares on a fully diluted basis.

The Management Board and the Supervisory Board welcome the takeover offer. Subject to review of the offer document the members of the Management and Supervisory Board support the takeover offer. The members of the Management Board intend to accept the takeover offer for any Celesio Shares held by them.

ANNEX 1.2 – Press Release

MCKESSON ANNOUNCES AGREEMENT TO PURCHASE CELESIO TO CREATE

LEADING GLOBAL HEALTHCARE SERVICES PLATFORM

•	McKesson Corporation to acquire entire holding of Franz Haniel & Cie. GmbH, currently representing a 50.01% stake in Celesio AG; will launch voluntary tender offers for remaining publicly-traded shares and convertible bonds; total transaction valued at $8.3 billion(€6.1 billion)*

•	Customers will benefit from increased supply chain efficiency, enhanced global sourcing, and a broad array of innovative technology and business services

•	Manufacturing partners and suppliers will benefit from access to new markets and the efficiency of a global distribution partner

•	Immediate value creation for Celesio investors at an attractive premium

San Francisco & Stuttgart, Germany – McKesson Corporation [NYSE: MCK] (“McKesson”), a leading North American healthcare services and information technology company, and Celesio AG [ISIN DE000CLS1001] (“Celesio”), a leading international wholesale and retail company and provider of logistics and services to the pharmaceutical and healthcare sectors, announced today that McKesson has signed an agreement to acquire a majority stake in Celesio for €23 per share and to launch parallel voluntary public tender offers for the remaining publicly-traded shares and outstanding convertible bonds of Celesio. The offer price of €23 per share represents a 39% premium over the three-month volume weighted average price prior to the market speculation that began on October 8, 2013. The total transaction, including the assumption of Celesio’s outstanding debt, is valued at approximately $8.3 billion(€6.1 billion)*.

McKesson and Celesio will combine to form a global leader in healthcare services with deep expertise in delivering solutions to pharmacies, manufacturers, patients and other customers. The transaction brings together the strength of two leaders with complementary geographic footprints, shared values and a heritage of trusted healthcare services – through pharmaceutical wholesaling, community pharmacy care and information technology – dating back approximately 180 years.

The combined company will be one of the largest pharmaceutical wholesalers and providers of logistics and services in the healthcare sector worldwide and expects to deliver:

•	Exceptional value to customers through increased supply chain efficiency and enhanced global sourcing;

•	Global distribution and logistics capabilities that bring new value and services to manufacturing partners;

•	A broad array of innovative technology and business services; and

•	Operating best practices across an extensive distribution network on three continents.

For more information on the transaction, visit www.GlobalHealthcareLeader.com.

“The combination of McKesson and Celesio will create a leading global healthcare services platform that will advance our customers’ ability to deliver better, more efficient healthcare solutions,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “The healthcare industry is evolving rapidly, marked by convergence between segments and increased globalization. With today’s announcement, we will bring together the strengths and expertise of each company to address global healthcare challenges.”

Mr. Hammergren added: “We are looking forward to working with Celesio’s management team and employees to provide our customers with more efficient delivery of healthcare products and services around the world. Our customers – from community pharmacies to major hospital networks – will benefit from the increased scale, supply chain expertise and sourcing capabilities of the combined company, together with enhanced access to innovative technology and business services.”

After completion of the transaction, McKesson and Celesio expect to maintain their own brands and continue to support customers through existing channels.

“The agreements announced today with McKesson represent an exciting new chapter for Celesio,” said Marion Helmes, speaker of the Celesio AG management board and chief financial officer. “This transaction is about growth, it positions our operations for success and brings benefits for all Celesio stakeholders. This combination allows two market leaders with complementary geographic footprints to work together in an increasingly global market segment.”

Ms. Helmes added: “Both companies have a long history of leadership in the pharmaceutical wholesale and retail pharmacy industries, and our mission and values are very similar to McKesson’s. We believe that our employees, all of whom are passionate about the important role they play in the delivery of quality healthcare services, will benefit from being part of an even stronger international group.”

The operations of Celesio will be part of McKesson’s Distribution Solutions segment, headed by Paul C. Julian, executive vice president and group president, who commented: “We are looking forward to welcoming the management team and employees of Celesio. McKesson and Celesio share a culture of respect for our customers and for the employees who serve them every day. The business leaders in McKesson and Celesio have built relationships with customers over many years and have a deep understanding of their own unique markets. We look forward to supporting Celesio and their business leaders as they implement their currently planned strategy for growth, and ultimately aligning our organizations more closely in the areas where we can deliver further value for our customers and manufacturing partners.”

The combined group is expected to have annual revenues in excess of $150 billion(€111 billion)*, approximately 81,500 employees worldwide and operations in more than 20 countries. McKesson and Celesio deliver to approximately 120,000 pharmacy and hospital locations on a daily basis in the U.S., Canada, Europe and Brazil, including more than 11,000 pharmacies that are either owned or are part of a strategic banner or franchise network of community pharmacies.

Transaction structure

Under the terms of a share purchase agreement between McKesson and Franz Haniel & Cie. GmbH (“Haniel”), the majority shareholder in Celesio, McKesson has agreed to acquire Haniel’s stake in Celesio, currently representing 50.01% of the total outstanding shares of the company. The share purchase agreement has been approved by McKesson’s Board of Directors and Haniel’s Supervisory Board.

McKesson has also entered into a business combination agreement with Celesio which outlines the key parameters that will facilitate the combination of both companies and has been approved by McKesson’s Board of Directors and Celesio’s Supervisory Board. The Management Board and the Supervisory Board of Celesio welcome the takeover offer and the members of the Management Board intend to accept the takeover offer for any Celesio shares held by them.

McKesson will launch parallel tender offers for Celesio’s publicly-traded shares at €23 per share and its outstanding convertible bonds at a price corresponding to the value of the underlying shares implied by a €23 per share offer price, which equals €53,117.78 per bond for Celesio’s convertible bond due 2014 (principal amount of €50,000) and €120,798.32 per bond for Celesio’s convertible bond due 2018 (principal amount of €100,000). McKesson expects the tender offers to commence during McKesson’s fiscal third quarter of 2014, ending December 31, 2013, and conclude in McKesson’s fiscal fourth quarter of 2014, but no earlier than January 17, 2014.

The share purchase from Haniel and the tender offers are subject to certain closing conditions, including regulatory approvals and the acquisition by McKesson of a minimum of 75% of the shares of Celesio on a fully diluted basis.

Upon the successful completion of the tender offers, McKesson will consolidate the financial results of Celesio, and McKesson’s earnings will reflect its proportionate share of Celesio’s earnings. McKesson expects to complete the tender offers in its fiscal fourth quarter of 2014, ending March 31, 2014, and expects to complete the required steps to obtain operational control of Celesio during McKesson’s fiscal 2015.

Financial details

By the fourth year following the completion of the required steps to obtain operational control of Celesio, McKesson expects to realize annual synergies between $275 million and $325 million.

McKesson expects to fund a portion of the transaction with cash and has put a bridge financing facility in place to fund the balance of the transaction. The permanent financing structure will be determined by the timing and the number of Celesio shares and convertible bonds tendered in the tender offers. McKesson is committed to maintaining its status as an investment grade rated company in the final permanent financing structure.

McKesson expects the transaction to be $1.00 to $1.20 accretive to adjusted earnings per share in the first twelve months following the successful completion of the tender offers. The estimated range of accretion assumes McKesson achieves 100% ownership of the shares of Celesio at the conclusion of the tender offers. The final range of accretion will be dependent on the actual result of the tender offers, the permanent financing structure, and the estimated operating results of the business.

Conference call details

John Hammergren, chairman and chief executive officer of McKesson, will provide more information on the transaction on the company’s previously scheduled earnings call on October 24, 2013 at 8:30am Eastern Time (5:30am Pacific Time / 2:30pm Central European Time). The dial-in number for individuals wishing to participate on the call is +1 719-234-7317. Erin Lampert, senior vice president, Investor Relations, is the leader of the call, and the password to join the call is “McKesson.” The conference call will also be available live and archived on the company’s Investor Relations website at www.mckesson.com/investors.

*	Exchange rate: 1 Euro = US$1.35

About McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

About Celesio Group

Celesio is a leading international wholesale and retail company and provider of logistics and services to the pharmaceutical and healthcare sectors. The proactive and preventive approach ensures that patients receive the products and support that they require for optimum care.

With 38,000 employees, Celesio operates in 14 countries around the world. Every day, the group serves over 2 million customers – at 2,200 pharmacies of its own and 4,100 participants in brand partnership schemes. With 132 wholesale branches, Celesio supplies 65,000 pharmacies and hospitals every day with up to 130,000 pharmaceutical products. The services benefit a patient pool of about 15 million per day.

McKesson Corporation Contacts:

Investors and Financial Media:

Erin Lampert, 415-983-8391

Erin.Lampert@mckesson.com

Media:

Kris Fortner, 415-983-8352

Kris.Fortner@mckesson.com

Celesio Group Contacts:

Investor Relations:

Markus Georgi

+49 711 5001-1208

investor@celesio.com

Creditor Relations:

Marcus Hilger

+49 711 5001-552

finance@celesio.com

Media:

Marc Binder, +49 711 5001-380

media@celesio.com

Rainer Berghausen, +49 711 5001-549

media@celesio.com

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Disclaimer

This press release is for information purposes only and does not constitute an invitation to make an offer to sell any shares in Celesio AG (“Celesio Shares”), a company organized under the laws of Germany (“Celesio”), or any convertible bonds issued by Celesio (“Convertible Bonds”). This press release does not constitute an offer to purchase Celesio Shares or Convertible Bonds and is not for the purposes of making any representations or entering into any other binding legal commitments.

An offer to purchase Celesio Shares or Convertible Bonds will be solely made by the respective offer document which is to be published in due course and is exclusively subject to such offer document’s terms and conditions. The terms and conditions contained in such offer document may differ from the general information described in this press release.

The terms and conditions of the offer in relation to the Celesio Shares (“Takeover Offer”) will be published in the offer document for the Takeover Offer only after the permission by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained. Investors and shareholders of Celesio are strongly advised to read the relevant documents regarding the Takeover Offer published by Dragonfly GmbH & Co. KGaA (“Dragonfly”), a wholly owned subsidiary of McKesson Corporation (“McKesson”), which will make the Takeover Offer, when they become available because they will contain important information. Investors and shareholders of Celesio will be able to receive these documents, when they become available, at the website www.GlobalHealthcareLeader.com. Upon publication, the offer document for the Takeover Offer will also be available free of charge at a specified location and will be mailed to investors and shareholders of Celesio free of charge upon request.

The terms and conditions of the offers in relation to the Convertible Bonds (“Bond Offers” and together with the Takeover Offer, the “Offers”) will be published in the offer document for the Bond Offers on or about the time as the offer document for the Takeover Offer will be published. The Bond Offers will not be subject to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, (“WpÜG”)) and will not be reviewed by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin). Investors and holders of Convertible Bonds are strongly advised to read the relevant documents regarding the Bond Offers published by Dragonfly, which will make the Bond Offers, when they become available because they will contain important information. Investors and holders of Convertible Bonds will be able to receive these documents, when they become available, at the website www.GlobalHealthcareLeader.com. Upon publication, the offer document for the Bond Offers will also be available free of charge at a specified location and will be mailed to investors and holders of Convertible Bonds free of charge upon request.

Shareholders of Celesio and holders of Convertible Bonds are strongly recommended to seek independent advice, where appropriate, in order to reach an informed decision in respect of the content of the offer documents and with regard to the Takeover Offer or the Bond Offers.

The Offers will be issued exclusively under the laws of the Federal Republic of Germany, the Takeover Offer especially under the WpÜG and the Regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (“WpÜG Offer Regulation”), and certain applicable provisions of U.S. securities law. The Offers will not be executed according to the provisions of jurisdictions (including the jurisdictions of Australia and Japan) other than those of the Federal Republic of Germany and certain applicable provisions of U.S. securities law. Thus, no other announcements, registrations, admissions or approvals of the Offers outside the Federal Republic of Germany will be filed, arranged for or granted. The shareholders of Celesio and holders of Convertible Bonds cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than such provisions of the Federal Republic of Germany. Any contract that will be concluded on the basis of the Offers will be exclusively governed by the laws of the Federal Republic of Germany and will to be interpreted in accordance with such laws.

Neither McKesson nor Dragonfly have approved the publication, sending, distribution, or dissemination of this press release or any other document associated with the Offers by third parties outside the Federal Republic of Germany. Neither McKesson nor Dragonfly nor persons acting in concert with McKesson or Dragonfly within the meaning of Section 2 para. 5 sentence 1 and sentence 3 WpÜG are in any way responsible for the compliance of the publication, sending, distribution, or dissemination of this press release or any other document associated with the Offers by a third party outside of the Federal Republic of Germany to any jurisdiction with legal provisions other than those of the Federal Republic of Germany.

The publication, sending, distribution or dissemination of this press release in certain jurisdictions other than the Federal Republic of Germany may be governed by laws of jurisdictions other than the Federal Republic of Germany in which the publication, sending, distribution or dissemination are subject to legal restrictions. Persons who are not resident in the Federal Republic of Germany or who are for other reasons subject to the laws of other jurisdictions should inform themselves of, and observe, those.

This press release is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), as amended, that are subject to risks and uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

These statements do not represent facts and may be characterized by words such as “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions, or current expectations of McKesson, the persons acting in concert with McKesson pursuant to Section 2 para. 5 sentence 1 and sentence 3 of WpÜG and Celesio with respect to possible future events, e.g., regarding possible consequences of the Takeover Offer and the Bond Offers for McKesson or Celesio, for those shareholders of Celesio who choose not to accept the Takeover Offer, for those holders of Convertible Bonds who choose not to accept the Bond Offers or for future financial results of McKesson or Celesio. Such forward-looking statements are based on current plans, estimates and forecasts which McKesson, the persons acting in concert with McKesson pursuant to section 2 para. 5 sentence 1 and sentence 3 of WpÜG and Celesio have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and generally cannot be influenced by McKesson, the persons acting in concert with McKesson within the meaning of Section 2 para. 5 sentence 1 and sentence 3 of WpÜG or Celesio. The forward-looking statements contained in this press release could turn out to be incorrect and/or future events and developments could considerably deviate from the forward-looking statements contained in this press release. No assurances can be given that the forward-looking statements in the offer documents in relation to the Takeover Offer or the Bond Offers which are yet to be published or any other document associated with the Takeover Offer or the Bond Offers will be realized. Subject to compliance with applicable law and regulations, neither McKesson nor Dragonfly intend to update these forward-looking statements or to undertake any obligation to do so.

If you are a resident of the United States, please read the following:

The Offers will be made for the securities of a non-U.S. company and will be subject to the disclosure and procedural laws, standards and practices of jurisdictions other than the U.S., although are intended to be made in the United States in reliance on, and compliance with, Section 14(e) of the Exchange Act and Regulation 14E thereunder, as exempted thereunder by Rule 14d-1(c).

In accordance with the intended Offers, McKesson, Dragonfly, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Celesio Shares and Convertible Bonds outside the Offers also during the period in which the Offers remain open for acceptance. If such purchases or arrangements to purchase are made they will be made outside the United States and will comply with applicable law, including the Exchange Act.

ANNEX 2.5 (a) – Required Merger Control Filings

Jurisdiction	Competent authority
Austria	Federal Competition Authority (Bundeswettbewerbsbehörde) Praterstraße 31, 1020 Vienna Austria

Ireland	The Competition Authority 14 Parnell Square Dublin 1 Ireland

Slovenia	Slovenian Competition Protection Agency Kotnikova 28 SI-1000 Ljubljana Slovenia